                                                                      EXHIBIT 11




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post Effective Amendment No. 7 to Registration Statement No. 33-44749 of Landmark Multi-State Tax Free Funds of our report dated October 4, 1996 appearing in the annual report to shareholders for the year ended August 31, 1996 of Landmark California Tax Free Reserves (a series of Landmark Multi-State Tax Free Funds), and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP
Boston, Massachusetts
December 17, 1996